UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 26, 2018

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9341	02-0377419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2018, Mr. Andy H. Sassine submitted his resignation from the Board of Directors (the “Board”) of iCAD, Inc. (the “Company”), which was effective as of such date. Mr. Sassine resigned for the reasons set forth in a letter to the Company attached as Exhibit 17.1 to this Current Report on Form 8-K. Following this resignation, Mr. Sassine and the Company have executed a binding term sheet (the “Term Sheet”) outlining the material terms of a Cooperation Agreement to be entered into as soon as reasonably practicable between Mr. Sassine and the Company. Pursuant to the Term Sheet, the Company will, as soon as reasonably practicable, pending the review by the Nominating and Governance Committee, appoint Mr. Michael Klein, Dr. Rakesh Patel and Dr. Susan Wood to the Board. Upon the appointment of these directors, each of Dr. Elliot Sussman and Messrs. Somu Subramaniam, Anthony Ecock and Dr. Robert Goodman shall resign from the Board.

On October 2, 2018, Mr. Sassine withdrew his resignation effective at 5PM and the Board reappointed Mr. Sassine effective October 2, 2018.

Following the appointments and resignations described above, the Board of the Company will consist of the following eight directors: Messrs. Sassine, Klein, Steven Rappaport and Kenneth Ferry and Drs. Patel, Wood, Larry Howard, Rachel Brem. Mr. Michael Klein will be appointed the non-executive Chairman of the Board. Additionally, pursuant to the Term Sheet, the parties have agreed to reconstitute the committees of the Board as follows effective upon the above described Board changes:

Audit Committee:

Mr. Steven Rappaport – Chairman

Mr. Andy Sassine

Dr. Larry Howard

Compensation Committee:

Mr. Andy Sassine – Chairman

Dr. Susan Wood

Mr. Michael Klein

Dr. Larry Howard

Nominating and Governance Committee:

Dr. Rakesh Patel – Chairman

Dr. Susan Wood

Dr. Rachel Brem

About Michael Klein

Mr. Klein has served as the Chief Executive Officer at Inflection Point Consulting, an executive coaching and consulting firm with a focus on medical technology, biopharma and healthcare services, since December 2014. Prior to that, he was the Chief Executive Officer at US HIFU, LLC (f/k/a SonaCare Medical, LLC), a global leader in minimally invasive high intensity focused ultrasound technologies, from December 2011 to November 2014. From April 2011 to December 2011, Mr. Klein was the President of the Civco Radiation Oncology Division within Roper Industries, a diversified industrial company that produces engineered products for global niche markets. He was President and Chief Executive Officer of Xoft, Inc. (“Xoft”), a medical device company, a position he held from December 2004 until the sale of Xoft to the Company in December 2010. Prior to joining Xoft, from 2000 to 2004, Mr. Klein served as Chairman, President and Chief Executive Officer of R2 Technology, Inc., a breast and lung cancer computer aided detection company. Mr. Klein received a Bachelor of Arts degree from the University at Albany, SUNY. Mr. Klein also received his M.B.A. from the New York Institute of Technology and completed his post-graduate Executive Education Studies at Harvard University and Babson College.

About Rakesh Patel, M.D.

Dr. Patel has served as medical director of Radiation Oncology and Chair of the Multi-disciplinary Breast Care Program at Good Samaritan Hospital since July 2013. In addition, Dr. Patel has served as co-founder of the TME Breast Care Network, a high-end physician peer-to-peer knowledge-sharing, research, education and consulting company, since January 2013. Dr. Patel has also served as Chief Executive Officer of Precision Cancer Specialists Medical Group, an organization whose core mission is to improve quality and access to advanced, targeted radiation therapy, since December 2016. Dr. Patel served on the board of directors of Radion, Inc., a company that improved quality of access for patients & doctors with an innovative e-collaboration platform and that was acquired by the Company in July 2014. Prior to that, Dr. Patel was the founder and served on the board of directors for BrachySolutions, Inc. (acquired by Radion Inc.), a telehealth company whose mission is to improve quality and access to advanced brachytherapy globally via custom e-learning modules. Dr. Patel holds a Bachelor of Science degree from the University of Notre Dame and an M.D. from Indiana University School of Medicine. Dr. Patel completed his radiation oncology residency at the University of Wisconsin-Madison.

About Susan Wood, Ph.D.

Dr. Wood has served as the President and Chief Executive Officer of Vida Diagnostics, Inc., a leader in precision imaging and AI for pulmonary medicine, since September 2009. Previously, Dr. Wood held the position of Executive Vice President of Marketing and Technology for Vital Images, Inc., an innovative software company specializing in cardiovascular applications for advanced analysis software, from July 2005 until December 2008. Dr. Wood has been issued multiple patents in the field of computer-aided detection and quantitative imaging; authored numerous book chapters, peer-reviewed papers, abstracts, and served as an invited speaker at numerous conferences in the area of three-dimensional imaging of the thorax, quantitative imaging and computer-aided detection. Dr. Wood holds a Bachelor of Science in Engineering from the University of Maryland, College Park and an M.S. in Biomedical Engineering from Duke University. Additionally, Dr. Wood received her Ph.D. from the Johns Hopkins Medical Institutions, School of Hygiene and Public Health.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

17.1	Resignation Letter of Andy H. Sassine

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Richard Christopher
Richard Christopher Chief Financial Officer

Date: October 2, 2018